EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SemGroup Corporation
Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170968, 333-189905 and 333-214561) and Form S-3 (File Nos. 333-210044 and 333-220946) of SemGroup Corporation of our report dated February 24, 2017, relating to the 2016 consolidated financial statements (before the retrospective adjustments to the consolidated financial statements for the subsequent change in segmentation), which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Dallas, Texas
February 28, 2019